Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-209128 on Form S-11 of our report dated March 28, 2017, relating to the consolidated financial statements and financial statement schedule of Cole Office & Industrial REIT (CCIT III), Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Office & Industrial REIT (CCIT III), Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
September 14, 2017